                                                                    EXHIBIT 12.1

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                          SIX MONTHS SIX MONTHS
                          ENDED JUNE ENDED JUNE         YEAR ENDED DECEMBER 31,
                             30,        30,     -------------------------------------------
                             1998       1997     1997     1996     1995     1994     1993
                          ---------- ---------- -------  -------  -------  -------  -------
Earnings:
Income before income
 taxes..................   $10,329    $12,223   $23,897  $15,898  $14,711  $10,163  $ 8,361
Interest expense........     8,620      6,238    13,692   10,873    8,482    6,281    3,961
Interest portion of
 rental expense.........       838        877     1,743      589      364       44       55
                           -------    -------   -------  -------  -------  -------  -------
 Total earnings.........   $19,787    $19,338   $39,332  $27,360  $23,557  $16,488  $12,377
                           =======    =======   =======  =======  =======  =======  =======
Fixed Charges:
Interest expense........   $ 8,620    $ 6,238   $13,692  $10,873  $ 8,482  $ 6,281  $ 3,961
Interest portion of
 rental expense.........       838        877     1,743      589      364       44       55
                           -------    -------   -------  -------  -------  -------  -------
 Total fixed charges....   $ 9,458    $ 7,115   $15,435  $11,462  $ 8,846  $ 6,325  $ 4,016
                           =======    =======   =======  =======  =======  =======  =======
Ratio of earnings to
 fixed charges..........       2.1x       2.7x      2.5x     2.4x     2.7x     2.6x     3.1x
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